UNITED STATES

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SCHEDULE 14A INFORMATION

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Brocade Communications Systems, Inc.

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This Schedule 14A filing consists of the following communication relating to the proposed acquisition of Brocade Communications Systems, Inc. (“Brocade”) by Broadcom Limited (“Ultimate Parent”), a limited liability company organized under the laws of the Republic of Singapore, Broadcom Corporation (“Parent”), a California corporation and an indirect subsidiary of Ultimate Parent, and Bobcat Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), pursuant to the terms of an Agreement and Plan of Merger, dated November 2, 2016 by and among Brocade, Ultimate Parent, Parent and Merger Sub:

(i)	Edited Transcript of Employee All Hands Presentation Recording distributed on November 3, 2016 by Brocade.

The item listed above was first used or made available on November 3, 2016.

Edited Transcript of Employee All Hands Presentation Recording distributed on November 3, 2016 by Brocade

Ladies and gentlemen, please welcome to the stage, Brocade’s CEO Lloyd Carney.

How are you doing? Good morning everybody. Morning, morning, morning. Quite a few here, so something must have happened. Something out of the ordinary. Broadcom announced they acquired us. It’s expected to close in the second half of our year, so take at least six months to nine months to get done. The reason for that is being a public company there’s a lot of approvals that are necessary from the government, not just our government, other governments also get to chime in on this. Even the Chinese government gets to chime in on this. A lot of regulatory government approvals are necessary.

And then the genesis of this is we weren’t trying to sell the company. We were happy with what we’re doing, we just made the Ruckus acquisition, actions going pretty well. Great uptick based on that, we had a strategy, we had a plan, we’re the right people. We were happy with where we were going. When they reached out to us we initially said exactly that, “We’re not for sale. We’re doing what we’re doing and we feel good about our prospects.” And they came back and were more assertive in their offer, and as a public company we have to listen. We don’t get to say we don’t listen otherwise we all get sued and then activists come in here and take the place over. So we had to listen to what they were doing. Going through that process ended up with multiple people were interested. Some people interested. Some people interested in the IT part of the business, some people interested in all the business, some people interested in fiber channel business. So we had interests from different people in what we have. Because we’ve built something good. We have built a great company, we have great products, we have great prospects for the entire portfolio. So we had people showing interest in what we’re doing, but because of their business model of how they work and their confidence in our portfolio they were able to bid more than anybody else. You saw the premium based on our pricing, that’s a pretty healthy premium. Think about when I started here three and a half years ago it was 4.78 or something like that, Ken pointed out to me the other day. They’re able to bid that much because they value the full portfolio, they value all of what we have as a company. Now they have a particular view on fiber channel that most people don’t have because they had bought Emulex which is a fiber channel adapter company that plugs into a server. So they’re on the other end of our fiber channel line, they sit. Our switches and directors actually plug into adapters that the customer use to connect into servers. So they knew the fiber channel business pretty well because they bought the fiber channel company. Well the guys at Broadcom, because they understood the adapter fiber channel business, they understood the fiber channel ecosystem, they realized that this wasn’t as bad as the market was making it seem. That our prospects were much better than what the market were rewarding us for. So they swooped in. They were agile about it. They know that business really well, know it’s not going anywhere. They also make memory chips so they understand what’s going on with all flash arrays, and all flash arrays need fiber channel. So they were fearless about the fiber channel business. And then they understood the value of the rest of the portfolio so they were able to bid more than anybody else. So the main takeaway here is we weren’t trying to sell the company. We had heads down, we rebuffed the first time they came to us. They came back more assertively. We went through a defined deliberate process and it wasn’t our intent, it wasn’t the outcome we had hoped for as far as the plan we have for the company going forward. The other thing too is, there is time. It will be six to nine months before it closes. So it’s business as usual, heads down, charging ahead, delivering on the road maps, delivering on the products, continuing to support our customers. The most important thing we can do is to continue to show value in the company as we look to see the home for the IP business. They see a healthy striving business delivering good valuable products.

A bit about who they are, because it’s a strange thing. You look at the headline, they’re a chip company. They make a lot of the chips that go into networking devices that we use to design our Ethernet products as well as our fiber channel products. And so the headline you see is, Chip Company Buys Us. But they have been buying systems, they have been taking rifle shots at what seems like mature industries, but they’re actually industries that have a long lifespan ahead of it. Look at industries that are profitable, look at segments that they know have a long lifespan, a long tail on it and they invest there and they take the profitability out of that. Now they were founded in 1961, 15,000 employees worldwide. They’re actually a Singapore registered company, so they show up as a Singapore based company even though they have operations globally, and they do 67 billion in market capitalization. Their stock price, just about every four weeks, reaches a new high. They’ve done a really good job of running their company very efficiently as they bring assets in. They have around 19 to 20 business units that are all profitable entities that they run. That’s some of it at a glance. You’ll hear more about them Hock Tan who is the CEO over there eventually we’ll have him here. But they’re a well ran company, a well respected company and they’ll be a great partner with us. So why the interest? When they came to us, other people were interested also because of our portfolio. We have a strong portfolio of products; data center, fabrics. First there was the virtual router, pioneers of the OpenG technology, Ethernet fabrics. So as you look at our customer base, the people who trust us, it’s the top banks in the world, the top pharmaceuticals and the top hospitals in the world. It’s the top companies in the world that trust us. So our customer base is an invaluable asset, our partner base, the fact that we partner with everybody in the world. Every major compute vendor, every major storage vendor is a partner of ours. That is an incredible asset. And then all of our assets, our IP assets, our five channel assets, our software assets. That is what attracted not just Broadcom to us but others to us, to see what is here as a company. Scale matters, the networking space is a mature space now. We’re not startups anymore and so scale does matter and you’re seeing us consolidation in this marketplace and as we consolidated Ruckus we’re being consolidated. So that’s the 10,000 foot of why they were so interested in us. Now the strategic rationale behind it, they focus on secure industries, mature industries, very profitable industries.

They offered us a healthy premium. They are focused on the SAN space. As much as they like the IP space it competes with too much of their customer base. As much as they value the IP space they thought of it more in terms of they know they can get value for it because it’s valuable and the challenge for us now is to help them ascertain that value for the IP space. Ken Chang and Ted—is here somewhere. Ted Rado was here, he walked in with me. He’s over here somewhere. Oh here he is. He’s going to help drive the effort to identify all the people who already showed interest in the IP space to go back to them and say, “One transaction has occurred, let us work with you to see how we can ensure this other transaction occurs sooner rather than later, because I know the uncertainty around the IP business is not comforting. I was going to bring it down with me, but I’ve got two big Excel spreadsheets I’ve been going through since 4:30 this morning with our major customers, major partners. As you can imagine, the ones who are fiber channel focused, they’re okay, they get it. The ones who are IP focused, there’s uncertainty for them just as there’s uncertainty for those of us here who are aligned with the IP business. The first thing they want to know is, when will I know Lloyd? And the thing that you’d want to know if you were part of the IP portfolio here is when will you know where the IP will end up? I know that, I spent since 4:30 this morning with customers and partners walking them through that. As soon as we know you will know. Our top priority as a team is to find and make that answer. The good news is we have a head start. We have people who we’ve been talking to over the last month—and it’s only been a month this process, probably less than that—that showed interest already. So it’s not like we’re going out there and saying, “Hey I wonder who like the IP business.” We have a really good idea who those people are already where we talked to some of those people and they’re now coming back and said, “We couldn’t afford the whole company because the fiber channel thing scared us, we didn’t understand that. We understand the IP space pretty good, we feel good about that, so let’s talk about this IP business.” So we got a head start on it and tomorrow is day one there and we’re going to be grinding hard. All the key members of the team will be helping to drive the effort. We’ve got Jason, then my critic, Kelly [laughs], all of them will be helping to drive this whole effort. And so I know what that uncertainty is for you, I know what it is for our customers and partners. You have my commitment that my number one job now is to help allay those uncertainties. So that is job one, that’s a task, the team knows the priority, and for Broadcom they’re in the same space. They realize that uncertainty is not healthy for us and so they are encouraging us to go as fast as possible also. Again, part of their calculus, and they’ve done this before if you look at their history, they’ll buy assets and then they’ll spin some assets off, is they realize there’s value in the entire company, they better than anybody else understood the fiber channel asset and they realized we’re undervalued. So they realized that value because when people value us they always worry about the fiber channel falling precipitously. Broadcom has no fear about that, they know it’s going to be around for a very long time, so they’re able to double down on that and bid more than anybody else. So what’s important is value the IP. He’s going to make sure that we don’t wreck the IP business because it’s important for us to get value for the IP business. And so we’re going to be working on that as a priority, the whole team, and make sure we drive that. So now it’s the back swing. What comes next? Business as usual, and that is a tough thing I know. Trust me I’ve been all morning trying to say that to customers and there’s silence on the phone when I say it. But we have to try to do that because the best way for Ken, Ted, I, and the team to go out and ensure value for the IP business and make sure it ends up in the right home is for people to continue to look at it and realize that it’s functioning well. It means we’re supporting our customers, we’re shipping new products, we’re doing all the right things and showing it’s a healthy business.

And of course fiber channel business it goes without saying we’ve got to make sure that business continues to hum along and continues to be the best of class that it is. And we talked about the leaders in these functional groups looking at different business segments to make sure we go and position them well outside. We’ll provide details as they come along. We will over-communicate. The task for my team and I is to help walk you through the concerns you have, and as soon as we know anything we pass it on. There is again a six to nine month window to get it closed. Business as usual, six to nine months. We keep doing what we’re doing. There is a bare minimum safety net that we talked about that should give you some reason here today to know you don’t have to rush out and do something life changing right now. Six to nine months, and that’s a long time, but in that time frame we’re going to be working hard to make sure that we resolve as much as possible where the next transition point is. Are you up next Carol?

I’m here Lloyd, I’m always here for you.

Thank you, now I feel better.

Okay, we really didn’t have a prescribed set of Q&A but we would like to open the floor to Q&A and we presume that some of those might have to do with people so that’s why I’m here. But any questions for Lloyd are fair game as well.

Okay.

Don’t be shy.

You know you can ask me anything.

We’ve got mic’ runners, so just hold on a moment.

Here we go. I know, someone just said everyone is still in shock, and I understand that. The point I kept making about don’t go off and life changing right away—really take the time to just absorb what’s going on and to reach out

Carol [unintelligible] this morning another critic who came in and told me what I should say this morning, that there are people amongst us who have gone through this before, and some of you have never been acquired before. So share what that is like and share what’s important to look at, and what’s important to think about as you go through this whole process. We will do another one of these in a quick time frame because you’re not going to know what to ask, you’re not going to know what to think and it is a shock to the system. So work through it and absorb it. Talk to your co-workers, your friends, and I understand that, you’re absolutely right. This is a shock to the system, trust me. Yesterday when I realized it was coming down to the point we were going to sign the piece of paper, it was a shock to my system too. Yesterday wasn’t a good day for me.

Was there a question over there?

The question here is, can you talk about the structure of Avago, Broadcom, and how we fit in – the rest of Brocade.

Yeah, they have created a separate business unit, storage business unit that has the Emulex products in there and we’re going to fit into that business unit and it will be end-to-end storage. Think about our director switches going all the way to the adapters that they sell and the storage chips that they sell so they have a end-to-end portfolio of storage products down to memory chips that they sell. So that would be a part of that division. There’s one way back there. Okay yep, we’ll get that one back there and then we’ll...

Is it possible that the IP network will spin off as a stand alone company?

The question is, is it possible the IP network will spin off in a stand alone company? That is a possibility. There are private equity firms that would be interested in doing that. Can they afford it? But there is a possibility that a PE firm—it would take a private equity firm to do it. We’ve looked at could we raise the money ourselves to go off and do that, and that’s problematic. The most likely outcome if it is a stand alone is a private company firm. Venture capital firms don’t raise that kind of money. They do early stage small investments. Private equity guys—and there are some private equity guys who were interested in us before by the way. As part of this process there were private equity guys who participated in this process, who know what we have. So the answer is yes, there’s a possibility that the IP things out by itself as part of a private equity investment, and that’s something that we’ll be pursuing.

Thanks for that question, we have another one over here.

Hey Lloyd, can I ask a stock related question?

Pardon me?

Can I ask a stock related question?

Oh sure. Yeah.

I read somewhere that Broadcom’s purchasing us for 12.75 or something like that rate. Are they doing that just for the fiber channel so if we sell off the rest of our IP business would our stock go up?

No. It’s a good question. You should be in finance, the question is the acquisition price is 12.75, ends up being $5.9 billion. He’s saying, if we sold off pieces of the IP business, would that mean they’d have to pay more than the 12.75 for us? The answer is no, because whatever we sell becomes part of what they own. So their calculus is that there’s a value for the fiber channel business, there’s a value for the IP business, and therefor they bid almost 6 billion for both of it. That’s part of the calculus. Any other questions? Yep, you’ve got questions.

When will this dissection of the IP networking business happens? Is this before or after the deal closes?

When will the transaction of IP business, before or after it closes? For us the best thing would be sooner rather than later. If we could ascertain what that is tomorrow, announce to the world tomorrow and get it transacted the day after that, that’s what I’d want to do. So Broadcom is aware of that, they’re in agreement with us that if we need to be more nimble than waiting until the close, they’re receptive to that. Now it might mean that we can announce it and start working towards it but can’t do anything until it closes, or it could mean we can announce, get it done, before the close. All of those things are being worked out but we know because of the uncertainties created that the quicker we do it-uncertainty for our employees, uncertainty for our customers, partners, the sooner the better. And so at a minimum we want to announce it as quickly as we can and figure out how to close it as quick as we can because some of it might take regulatory issues why it can’t close as quick, but I’d want to be getting the word out there and get that nailed down quick. There is another one.

Thanks, probably an HR question, but severance package notifications, will they likely come before the close or after the close?

Severance package notifications, they come before the close or after the close. You’d expect after the close. We’ll tell you before. There’s a Q&A package that’s going out and it talks about and will specifically tell you what you would be eligible for if there was a severance package, so you’ll know. But it’s business as usual until we close, so it’s six to nine months before the close happens and then you’ll see those kinds of things happening. And it’s detailed in the Q&A package what the severance package is, because you sent it to me and you told me what to read.

But let me embellish that a bit. You might not care, but we have 40 countries around the world that we have employees in, and every one of those countries has different requirements around severance and notification. So we can’t really give you a formula for how that works for everybody. There’s a very brief statement in the FAQ’s that we tried to bracket bookends for you. But everybody’s personal situation regarding and severance in the event of a job loss would be dependent on the level that you’re at, the role that you play, the time that you’ve been here, and the country that you’re in. So there you go.

Hi Lloyd. So we have companies coming in now and offering, or investigating us for the IP business. If that’s to be done immediately it sounds like Broadcom would have to have an approval on that. They have to have a value on the IP business. So is there a minimum that they’re setting, saying you can’t just go out and sell it to somebody cheap. So how does that work?

Good question. Tomorrow Ted and I go over to talk to the Broadcom people to start that whole process going. They are motivated to get a transaction done for the IP business. They realize that we today impair the IP business. By announcing that we’re going to sell the IP business we’ve done harm to the IP business. The sooner we take that cloud away from the IP business the better, so they’re motivated not just by value but by deal certainty and timing. And trust me, we have driven that home. They know.

A lot of people have jobs that cover both the SAN and the IP. So when is it going to be determined which group we’re in. If we make the sale early am I part of that IP business or am I staying with...

Yeah. The question is, some of us are in both organizations, myself included, so when do you make that ascertation of what group you’re in? It will probably take us about a month to go through that. The team is already trying to create functional organizations as to who belongs where. So I’d guess maybe a month for us to go through and identify and know where all those people are. One over here. Two over here.

Good morning sir.

Hey, morning sir. How are you doing?

Outstanding, good to go. So there’s been a lot of talk about [laughter] how are you doing? There’s been a lot of talk about the differentiation between the SAN business, the storage business, and then the IP business. In strategic accounts we have a lot of initiatives that we’re heavily doing battle against. Cisco and Arista heavily leveraged with our vCPE play, V80C BTM, V-routers, etcetera. What message do I take back to my customers?

Well the message right now, and I’ve been talking to some of these customers this morning, there is value in our end-to-end IP storage. There’s value in our end-to end fiber channel and IP story. Now the one thing we know is certain is that the fiber channel piece of that value chain is going to be in a different organization. We’re still positioning the end-to-end story. We’re still positioning with the people who are looking at us the value of that end-to-end IP story. All the things you just talked about is part of our IP strategy, IP story, and that’s what we’re pitching to our customers. Now, three or four months from now is it still one big bucket? I’m not sure, but today it’s business as usual except the fiber channel’s over here and the rest of the IP is in a different segment.

If I’m understanding what you’re stating correctly, the software BU is underneath the IP category in this conversation?

Yes, absolutely. End-to-end story absolutely.

Okay, I feel better because I see Kelly nodding his head very fervently up there. Mission team himself, thank you sir.

There he is.

Follow up question to that Lloyd. Are you seeing buyers separately for data center hardware separately for software and then for the Ruckus as well as Edge business? Is that the way it’s going to get split up? Like you said earlier, I guess there are engineers who are centrally located right now so they would have to go for different business units. Is that the way you’re looking at it?

We’re looking at—first out the shoot we’re looking as an entire IP business.

Software, data center, wireless edge. As I said, we think there’s value in our end-to-end story, and so that’s, what we’re positioning. While we’re doing that, if a potential inquirer says, “I really prefer just a software business”, we’ll take note of that, and as we go and look at what’s the value we can get for the entire end-to-end, if the pieces make better sense we might look at that. By my thrust for the team right now is let’s go find the end-to-end player, and we have people already that we know who are end-to-end players look at it. That would be my preference.

Quick question—good morning—who has the maximum say in the selling of the IP business? So do we have or does Broadcom has? Someone like PE firm is going to offer a billion or two billion or something like that. Does Broadcom have a say, or do we have a say?

The question is, who has a final say in the sale of the IP assets? It is Broadcom. They are the ones who are making the acquisition, they’ll own all the assets in nine months from now. So it really is their final say. But again, we’re working well with them, they’re very collaborative with us. They want deal certainty, they want to get this done sooner rather than later.

Good morning sir. My question is about the current Ruckus integration project that we’re doing. I wonder, is this acquisition going to change the plan of the Ruckus integration or its included in the statement of business as usual?

How does impact the Ruckus integration work that’s going on? Is that a part of the business as usual? There are parts of this that we tap the brakes on, and there are parts of it that we need to understand what we’re going to do going forward.

Let me add some specifics to that for you. For the vast majority of the Ruckus integration activities, at least from the people perspective, which I assume is part of your question, it’s continuing, business as usual. There are, as Lloyd mentioned a few countries, 11 to be specific, that effect about 175 employees in those 11 countries from Ruckus who will not be joining as a legal entity the Brocade legal entity, but they are still part of the Brocade group, all of the conversions that we’re under-doing in terms of payroll, etcetera, for the most part will be continuing forward. So if those folks are listening in, that question is actually answered in the FAQ’s, so you can get the specifics if you don’t remember what I said. Okay?

Hi Lloyd, my question is more like Matt’s question. Before we buy Ruckus, Brocade is about 4 billion value, and Ruckus is about 1.5 billion. Together we’re $5.5 billion company. Now Broadcom spends 5.9 billion to buy us. Why do we think it’s a great deal for Brocade?

Because we’re trading at $8.74 and they offered $12.75, and the valuation we had was—

Any other—there’s one right here.

We’ve done a lot of work with the Oracle r12. Do we know what Broadcom’s ERP is and what the impact is with all this effort?

I think briefly they used at Oracle [unintelligible audience comment]. Yeah the answer—what Broadcom uses for ERP, they use Oracle also. They’re doing the r12 implementations we are also so that should be fairly seamless. Any other questions?

No other questions? There’s one back there.

Will there be restructuring of fiber channel group or business before or after acquisition?

Will there be restructuring of fiber channel group before or after acquisition? Again it’s business as usual through acquisition. We’ll probably be aligning the group, making sure we have all the right resources as necessary so post acquisition it’s in as good a business unit kind of shape. But the majority of what we’re doing today will be continued for the next six to nine months. Okay we’re going to turn it over to Carol—well one more question. One more question right there.

A couple of questions actually. A, what’s your confidence that their deal will actually go through. The other is how much does Broadcom get to say what the cost structure of our company will be for the next six months in terms of would they require us to be leaner so that we look more attractive for the IP business or other investors?

Yep, the question is, confidence of the deal going through, and how much oversight are they going to provide to us on how we run our company/efficiency of the company. A, on the—pretty high probability that the deal goes through, because you have two pivot points. You have shareholders saying, “We don’t like the deal, we won’t vote for it.” Pretty unlikely based on the premium that’s being offered, that the shareholders won’t vote for it, and then the other pivot point is regulatory agency approvals. The nine months is because we have to slog through all these different approvals. High probability of going through. How much oversight? We have a plan that we’ve given them, and as long as we keep executing to that plan, as in all these acquisitions there’s oversight required on any major acquisitions or major contracts that we sign. But we really run as a stand alone company. They can suggest things, but we really are a stand alone company until the deal gets done.

Just a couple of quick housekeeping items I want to mention to everyone. The first thing is there’s probably more questions, and we’d like for you to submit those questions on the “be heard”. For the Ruckus folks who now have access completely to our share point page, all of this information, all the FAQ’s, is all posted on the share point site. So go out to our Brocade Central and click on those links and you’ll hear Lloyd’s audio message, you’ll see the press releases, you’ll see a number of communication materials that we’ve prepared. But if you have additional questions, please send them to be heard. Second thing [unintelligible] @brocade.com so we can answer them for everybody and get them posted back out there. Second thing is, every member of e-staff has sent out a cascade email this morning as well, and there will be a number of additional all-hands meetings for your respective groups, and we’ve encouraged all the leadership at Brocade to hold smaller meetings follow-on, and to over-communicate. So information we know is important, we don’t have all the answers, but we definitely want to, in the spirit of straight talk share with you as much information as we have when we have it, and as clearly and as specifically as we have it. So that’s a caution that I’ve given to everybody at leadership, please don’t make up answers because that’s hard to recover from. If you don’t know, say you don’t know, and come to somebody who does and we’ll get the right information out to everybody. The last thing is about social media. I’ve been asked to give a caution about social media since everybody is probably even as we speak sitting here posting things on Twitter or Facebook or LinkedIn. We’d like for you to communicate any official information about the company just by re-tweeting or re-posting information that comes out from official sources. Again in the spirit of keeping things honest and clear rather than opinions or misinformation. That doesn’t help anybody. Was there any other—Christine’s going to embellish me.

I know you guys are going to want to talk about this with your friends on social media, but we really implore you to not do that. If you want to take the official posts and re-tweet them or link them in or put them on Facebook or whatever, absolutely do that. But if you can refrain from putting your own opinions, because it ends up having to be filed as part of the legal filings and that creates a lot more work for our legal team and in some small way could cause some additional problems. So it would just be really good for you to stay off social media with your own opinions for a little while.

Thank you, back to you Lloyd.

Alright, so heads down, keep cranking away, and thank you [applause]

[Music plays]

[End recording]

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction involving Brocade Communications Systems, Inc. (“Brocade”) and Broadcom Limited (“Broadcom”). In connection with the proposed transaction, Brocade intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a preliminary proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, Brocade will mail the definitive proxy statement and a proxy card to each stockholder of Brocade entitled to vote at the special meeting relating to the proposed transaction. INVESTORS AND SECURITY HOLDERS OF BROCADE ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT BROCADE WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BROCADE AND THE PROPOSED TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the proposed transaction (when they become available), and any other documents filed by Brocade with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at Brocade’s website (http://www.brcd.com) or by contacting Brocade’s Investor Relations at (408) 333-6208 or scoli@brocade.com.

Participants in the Solicitation

Brocade and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Brocade’s stockholders with respect to the proposed transaction. Information about Brocade’s directors and executive officers and their ownership of Brocade’s common stock is set forth in Brocade’s proxy statement on Schedule 14A filed with the SEC on February 25, 2016, and Brocade’s Annual Report on Form 10-K for the fiscal year ended October 31, 2015, which was filed on December 22, 2015. Information regarding the identity of the potential participants, and their direct or indirect interests in the proposed transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the proposed transaction.

Legal Notice Regarding Forward-Looking Statements

This communication, and any documents to which Brocade refers you in this communication, contains not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Brocade’s current expectations or beliefs concerning future events, including but not limited to the expected completion and timing of the proposed transaction, expected benefits and costs of the proposed transaction, management plans relating to the proposed transaction, strategies and objectives of Brocade and Broadcom for future operations and other information relating to the proposed transaction. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “forecasts,” “should,” “estimates,” “contemplate,” “future,” “goal,” “potential,” “predict,” “project,” “projection,” “target,” “seek,” “may,” “will,” “could,” “should,” “would,” “assuming” and similar expressions are intended to identify forward-looking statements. You should read any such forward-looking statements carefully, as they involve a number of risks, uncertainties and assumptions that may cause actual results to differ significantly from those projected or contemplated in any such forward-looking statement. Those risks, uncertainties and assumptions include, (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect Brocade’s business and the price of the common stock of Brocade, (ii) the failure to satisfy any of the conditions to the consummation of the proposed transaction, including the adoption of the merger agreement by the stockholders of Brocade and the receipt of certain governmental and regulatory approvals, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (iv) the effect of the announcement or pendency of the proposed transaction on Brocade’s business relationships, operating results and business generally, (v) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the proposed transaction, (vi) risks related to diverting management’s attention from Brocade’s ongoing business operations (vii) the outcome of any legal proceedings that may be instituted against us related to the merger agreement or the proposed transaction; (viii) unexpected costs, charges or expenses resulting from the proposed transaction, (ix) the ability of Broadcom to achieve its plans, forecasts and other expectations with respect to Brocade’s business after completion of the proposed transaction; and (x) other risks described in Brocade’s and Broadcom’s filings with the SEC, such as their respective Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. Forward-looking statements speak only as of the date of this communication or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, Brocade does not assume any obligation to update any such forward-looking statements whether as the result of new developments or otherwise.